Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 28 to Registration Statement No. 811-21667 on Form N-1A of our report dated October 19, 2010, relating to the financial statements and financial highlights of Fidelity High Income Central Fund 2, and of our report dated October 15, 2010, relating to the financial statements and financial highlights of Fidelity Specialized High Income Central Fund, each a fund of Fidelity Central Investment Portfolios LLC, appearing in the Annual Report on Form N-CSR of Fidelity Central Investment Portfolios LLC for the year ended August 31, 2010, and to the references to us under the heading "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

October 3, 2011